QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

February 21, 2002

SeeBeyond Technology Corporation
404 East Huntington Drive
Monrovia, California 91016

  RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have examined the abbreviated Registration Statement on Form S-3 filed by SeeBeyond Technology Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration of up to 1,808,516 shares of the Company's common stock (the "Shares"). The Shares are to be sold to the underwriters for resale to the public as described in the registration statement and pursuant to the underwriting agreement filed as an exhibit thereto. As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

        Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the registration statement, will be duly authorized, validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the registration statement, and further consent to the use of our name wherever appearing in the registration statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI
WILSON SONSINI GOODRICH & ROSATI Professional Corporation

QuickLinks

  Exhibit 5.1